Exhibit 99.1

November 8, 2007	Company Press Release	Flowers Foods (NYSE: FLO)
FLOWERS FOODS REPORTS RESULTS FOR THIRD QUARTER;
UPDATES 2007 GUIDANCE AND PROVIDES PRELIMINARY GUIDANCE FOR 2008
THOMASVILLE, GA— Flowers Foods (NYSE: FLO) today reported sales of $475.2 million for its 12-week third quarter ended October 6, 2007, a 7.7% increase over the $441.1 million reported for the third quarter last year. Net income of $22.5 million, or $.24 per diluted share, was reported, compared to the $22.6 million, or $.24 per diluted share, reported for the third quarter of fiscal 2006. Net income reported for the third quarter of fiscal 2006 included a $5.5 million, or $0.06 per share, tax benefit reported in discontinued operations. The tax benefit was due primarily to the reversal of tax reserves resulting from the completion of prior year audits. Income from continuing operations of $22.5 million, or $.24 per diluted share, was reported for the third quarter this year, a 31.9% increase compared to $17.1 million, or $.18 per diluted share, reported for the third quarter last year.
Sales for the 40-week period ended October 6, 2007 were $1.56 billion, a 7.8% increase over the $1.45 billion reported for the comparable 40-week period last year. Net income for the 40-week period was $73.2 million, or $.79 per diluted share, an increase of 12.2 % over the $65.2 million, or $.70 per diluted share, reported for the comparable period in 2006. Income from continuing operations before cumulative effect of a change in accounting principle for the 40-week period was $73.2 million, or $.79 per diluted share, an increase of 23.9% compared to the $59.0 million, or $.64 per diluted share, reported for the same period in 2006.
“Our team delivered good sales and earnings growth in the third quarter and for the year to date,” commented George E. Deese, Flowers Foods’ Chairman, CEO, and President. “In the quarter, sales of our branded products, such as Nature’s Own breads, continued to achieve strong growth, which helped drive positive product mix shifts. Our market share also increased during the quarter. Our newest production lines contributed to our strong performance—improving our overall efficiency and reducing our delivery costs since they are located closer to our growth markets. Our planned exit of lower margin businesses, such as contract production of snack cakes, has proven to be a good strategy as we use our production capacity for higher margin branded items.”
Updated Guidance for Fiscal 2007
The company updated its fiscal 2007 guidance, expecting sales excluding future acquisitions to be $2.027 billion to $2.034 billion, an increase of 7.3% to 7.7%. The company anticipates net income from continuing operations of 4.4% to 4.6% of sales, or $90.2 million to $93.5 million, as compared to $74.9 million, or 4.0% of sales, in fiscal 2006. Assuming diluted weighted average shares outstanding of 92.0 million, earnings per share from continuing operations are expected to be $.98 to $1.02, an increase of 21.0% to 25.9% over the $.81 reported for fiscal 2006.
Preliminary Guidance for Fiscal 2008
Offering preliminary guidance for 2008, which will be a 53-week year, Deese said the company expects sales growth of 8.5% to 11.0% in the year ahead, excluding any future acquisitions. Therefore, sales for fiscal 2008 are expected to be $2.200 billion to $2.258 billion. The company expects net income from continuing operations to be 4.5% to 4.8% of sales, or $99.0 million to $108.4 million. With approximately 92.6 million average shares outstanding, earnings per share are expected to be $1.07 to $1.17, an increase of 9.2% to 14.7% over the fiscal 2007 guidance. Capital spending in fiscal 2008 is expected to be $95.0 million to $100.0 million, an amount that includes costs for construction of new production capacity as well as maintaining and improving efficiencies in the company’s 36 existing bakeries.
“Our team’s ability to deliver good results this year and our confidence in our preliminary guidance for 2008 are possible because of the underlying strengths of our company,” Deese said. “As fiscal 2008 brings unprecedented cost increases for wheat and other input items, our team will continue doing what we do best—removing costs from our business and working to be the most efficient operator in our industry. As previously discussed, we also have taken pricing actions to help offset higher commodity costs for 2008.
“Our expectations for 2008 are based on our ability to perform well in the marketplace, to maintain our volume, to further improve our efficiencies and reduce our costs, and to continue executing our pricing strategies. In short, our team must continue to manage our business well and further implement the strategies that have created competitive advantages for us in the marketplace,” Deese said. “The Flowers way of doing business is to maximize shareholder value over the long term, and we remain intensely focused on achieving that goal.”
Details of Third Quarter Results
The sales increase of 7.7% in the third quarter resulted from favorable pricing of 5.7% and positive mix shifts of 2.1%. Unit volume was down slightly year over year as the decline in single unit snack cakes and vend products offset gains in loaf bread and bun units. During the quarter, Bakeries Group sales grew at 8.9% due to favorable pricing of 6.4%, unit volume increase of 1.5% and positive mix shifts of 1.0%.

Specialty Group sales increased 2.9%, driven by favorable pricing of 5.1% and positive mix shifts of 2.3%. These increases were negatively impacted by a decline in unit volume of 4.5%, primarily due to the shift from single unit snack cakes to multi-pack snack cakes and a decrease in vend units.
Gross margin as a percentage of sales for the third quarter of fiscal 2007 decreased to 48.6% compared to 49.5% in the third quarter of 2006. Pricing gains and lower packaging and labor costs as a percent of sales were more than offset by increases in production costs, primarily increases in the cost of flour, gluten and sweeteners. Additionally, third quarter 2006 gross margin benefited from business interruption insurance proceeds of approximately $0.5 million received as a result of an equipment fire at the company’s Montgomery, Ala., facility.
Selling, marketing, and administrative costs as a percentage of sales for the third quarter were 38.2% compared to 40.1% in the prior year’s third quarter. The improvement as a percent of sales for the quarter was due primarily to price increases, lower labor costs as a percent of sales, and the benefits of the company’s ongoing distribution rationalization whereby new production capacity is located closer to the market. Third quarter 2006 selling, marketing and administrative costs reflect insurance proceeds related to Hurricane Katrina of $0.4 million.
Depreciation and amortization expenses for the quarter remained relatively stable as compared to the prior year quarter. Net interest income for the third quarter was higher than the prior year third quarter due to higher interest income from independent distributor notes receivable and a decrease in interest expense due to lower average debt outstanding under the company’s credit facility. The effective tax rate for the third quarter was 35.0%. The company estimates a full year tax rate of approximately 35.5%.
The third quarter of 2007 includes a gain on insurance recovery of $0.7 million relating to property damage incurred at two of the company’s operations. The third quarter of 2006 included a gain on insurance recovery of $1.6 million relating to property damage caused by Hurricane Katrina.
Net cash provided by operating activities remained strong at $52.2 million for the third quarter. During the quarter, the company acquired 601,470 shares of its common stock under its share repurchase plan for $12.8 million, an average of $21.22 per share. Since the inception of the share repurchase plan, the company has acquired 18.2 million shares of its common stock for $259.9 million, an average of $14.25 per share. The plan authorizes the company to repurchase up to 22.9 million shares of common stock.

The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.
Conference Call
Flowers Foods will broadcast its quarterly conference call over the Internet at 10:30 a.m. (Eastern) November 8, 2007. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the web cast link on the home page. The call also will be archived on the company’s Web site.
Company Information
Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Flowers operates 36 bakeries that produce a wide range of bakery products marketed throughout the Southeastern, Southwestern, and mid-Atlantic states via an extensive direct-store-delivery network and nationwide through other delivery systems. Among the company’s top brands are Nature’s Own, Cobblestone Mill, Sunbeam, Blue Bird, and Mrs. Freshley’s. For more information, visit www.flowersfoods.com.
Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing and (f) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.
Investor Contact: Marta J. Turner, Senior VP/Corporate Relations, (229) 227-2348

Media Contact: Mary A. Krier, VP/Communications, (229) 227-2333

Flowers Foods

Consolidated Statement of Income
(000’s omitted, except per share data)

	For the 12-Week	For the 12-Week	For the 40-Week	For the 40-Week
	Period Ended	Period Ended	Period Ended	Period Ended
	October 6, 2007	October 7, 2006	October 6, 2007	October 7, 2006
Sales	$475,225	$441,091	$1,563,010	$1,450,476
Materials, supplies, labor and other production costs	244,321	222,683	796,215	726,043
Selling, marketing and administrative expenses	181,727	176,992	603,282	583,787
Depreciation and amortization	15,357	14,796	50,590	48,735
Gain on insurance recovery	(718)	(1,598)	(718)	(2,252)

Income from continuing operations before interest, income taxes, minority interest and cumulative effect of a change in accounting principle (EBIT)	34,538	28,218	113,641	94,163
Interest income, net	1,985	1,051	5,850	3,858

Income from continuing operations before income taxes, minority interest and cumulative effect of a change in accounting principle (EBT)	36,523	29,269	119,491	98,021
Income tax expense	12,788	10,425	42,202	35,760

Income from continuing operations before minority interest and cumulative effect of a change in accounting principle	23,735	18,844	77,289	62,261
Minority interest in variable interest entity	(1,234)	(1,784)	(4,105)	(3,217)

Income from continuing operations before cumulative effect of a change in accounting principle	22,501	17,060	73,184	59,044
Income from discontinued operations, net of tax	0	5,509	0	6,731

Income before cumulative effect of a change in accounting principle	22,501	22,569	73,184	65,775
Cumulative effect of a change in accounting principle, net of tax	0	0	0	(568)

Net income	$22,501	$22,569	73,184	$65,207

Per share amounts:
Income from continuing operations before cumulative effect of a change in accounting principle	$0.24	$0.18	0.79	$0.64
Income from discontinued operations	0.00	0.06	0.00	0.07
Cumulative effect of a change in accounting principle	0.00	0.00	0.00	(0.01)

Net income	$0.24	$0.24	0.79	$0.70

Diluted weighted average shares outstanding	92,524	92,364	92,234	92,793

Flowers Foods
Segment Reporting

(000’s omitted)

	For the 12-Week	For the 12-Week	For the 40-Week	For the 40-Week
	Period Ended	Period Ended	Period Ended	Period Ended
	October 6, 2007	October 7, 2006	October 6, 2007	October 7, 2006
Sales:
Flowers Bakeries Group	$385,566	$353,992	$1,260,876	$1,162,069
Flowers Specialty Group	89,659	87,099	302,134	288,407

	$475,225	$441,091	$1,563,010	$1,450,476

EBITDA from Continuing Operations Before Cumulative Effect of a Change in Accounting Principle:
Flowers Bakeries Group	$47,022	$41,271	$153,878	$139,268
Flowers Specialty Group	8,911	7,177	30,861	22,961
Flowers Foods	(6,038)	(5,434)	(20,508)	(19,331)

	$49,895	$43,014	$164,231	$142,898

Depreciation and Amortization:
Flowers Bakeries Group	$12,522	$11,806	$40,907	$38,797
Flowers Specialty Group	2,887	3,023	9,824	10,093
Flowers Foods	(52)	(33)	(141)	(155)

	$15,357	$14,796	$50,590	$48,735

EBIT from Continuing Operations Before Cumulative Effect of a Change in Accounting Principle:
Flowers Bakeries Group	$34,500	$29,465	$112,971	$100,471
Flowers Specialty Group	6,024	4,154	21,037	12,868
Flowers Foods	(5,986)	(5,401)	(20,367)	(19,176)

	$34,538	$28,218	$113,641	$94,163

Flowers Foods

Condensed Consolidated Balance Sheet
(000’s omitted)

October 6, 2007
Assets
Cash and Cash Equivalents	$25,192

Other Current Assets	236,130

Property, Plant & Equipment, net	460,960

Distributor Notes Receivable (includes $10,804 current portion)	97,278

Other Assets	33,084

Cost in Excess of Net Tangible Assets, net	97,969

Total Assets	$950,613

Liabilities and Stockholders’ Equity
Current Liabilities	$186,050

Bank Debt	0

Other Debt and Capital Leases (includes $6,773 current portion)	29,959

Other Liabilities	81,887

Minority Interest in Variable Interest Entity	8,365

Common Stockholders’ Equity	644,352

Total Liabilities and Stockholders’ Equity	$950,613

Flowers Foods
Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12-Week	For the 40-Week
	Period Ended	Period Ended
	October 6, 2007	October 6, 2007
Cash flows from operating activities:
Net income	$22,501	$73,184
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	15,357	50,590
Minority interest in variable interest entity	1,234	4,105
Stock compensation	2,246	12,724
Pension contributions	(1,000)	(1,000)
Changes in assets and liabilities	11,861	15,610

Net cash provided by operating activities	52,199	155,213

Cash flows from investing activities:
Purchase of property, plant and equipment	(13,998)	(47,443)
Other	(2,964)	(11,715)

Net cash disbursed for investing activities	(16,962)	(59,158)

Cash flows from financing activities:
Dividends paid	(11,384)	(30,483)
Stock options exercised	13,344	16,888
Income tax windfall benefit related to stock awards	4,555	7,102
Stock Repurchases	(12,763)	(12,763)
Decrease in book overdraft	(12,064)	(8,948)
Proceeds from debt borrowings	36,000	146,500
Debt and capital lease obligation payments	(40,997)	(203,073)

Net cash disbursed for financing activities	(23,309)	(84,777)

Net increase in cash and cash equivalents	11,928	11,278
Cash and cash equivalents at beginning of period	13,264	13,914

Cash and cash equivalents at end of period	$25,192	$25,192